Exhibit 99.1
FRONTIER OIL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME
(Unaudited, in thousands except per share data)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Revenues:
Refined products	$3,975,515	$2,795,549	$2,059,845	$1,520,510
Other	3,666	25,475	10,682	28,370

Total revenues	3,979,181	2,821,024	2,070,527	1,548,880

Costs and expenses:
Raw material, freight and other costs	3,242,306	2,561,055	1,680,903	1,337,291
Refinery operating expenses, excluding depreciation	152,566	127,323	76,759	58,440
Selling and general expenses, excluding depreciation	24,351	22,196	13,748	11,220
Holly Corporation merger costs	7,966	—	2,818	—
Depreciation, amortization and accretion	54,265	52,547	27,297	25,938
Loss (gain) on sales of assets	45	(1)	66	—

Total costs and expenses	3,481,499	2,763,120	1,801,591	1,432,889

Operating income	497,682	57,904	268,936	115,991

Interest expense and other financing costs	17,414	15,281	8,780	8,046
Interest and investment income	(448)	(1,095)	(101)	(568)

Income before income taxes	480,716	43,718	260,257	108,513
Provision for income taxes	173,758	17,868	93,165	42,399

Net income	$306,958	$25,850	$167,092	$66,114

Comprehensive income	$306,961	$25,585	$167,093	$65,982

Basic earnings per share of common stock	$2.93	$0.25	$1.59	$0.63

Diluted earnings per share of common stock	$2.90	$0.25	$1.57	$0.63

The accompanying notes are an integral part of these condensed consolidated financial statements.

FRONTIER OIL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands except share data)

June 30, 2011 and December 31, 2010	2011	2010

ASSETS
Current assets:
Cash, including cash equivalents of $871,026 and $556,737 at 2011 and 2010, respectively	$872,626	$558,641
Trade receivables, net of allowance of $1,000 at 2011 and 2010	232,956	145,033
Income taxes receivable	37,807	49,305
Other receivables, net	5,307	1,734
Inventory of crude oil, products and other	260,230	280,847
Deferred income tax assets — current	19,143	30,516
Other current assets	13,038	12,981

Total current assets	1,441,107	1,079,057

Property, plant and equipment, net	1,009,207	1,014,868
Deferred turnaround and catalyst costs, net	56,760	51,347
Deferred financing costs, net of accumulated amortization of $3,119 and $2,400 at 2011 and 2010, respectively	5,552	6,271
Intangible assets, net of accumulated amortization of $797 and $736 at 2011 and 2010, respectively	1,033	1,094
Deferred state income tax assets — noncurrent	—	11,768
Other assets	782	4,359

Total assets	$2,514,441	$2,168,764

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$560,664	$493,212
Accrued income taxes	1,370	47
Accrued liabilities and other	42,144	42,365

Total current liabilities	604,178	535,624

Long-term debt, net of unamortized discount of $2,073 and $2,227 at 2011 and 2010, respectively	347,927	347,773
Contingent income tax liabilities	3,420	3,830
Post-retirement employee liabilities	44,694	43,313
Long-term capital lease obligation	2,695	2,938
Other long-term liabilities	9,964	14,066
Deferred income tax liabilities	239,279	234,673
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $100 par value, 500,000 shares authorized, no shares issued	—	—
Common stock, no par value, 180,000,000 shares authorized, 131,850,356 shares issued	57,736	57,736
Paid-in capital	281,766	263,706
Retained earnings	1,331,981	1,068,004
Accumulated other comprehensive loss	(6,490)	(6,493)
Treasury stock, at cost, 25,221,001 and 26,097,398 shares at 2011 and 2010, respectively	(402,709)	(396,406)

Total shareholders’ equity	1,262,284	986,547

Total liabilities and shareholders’ equity	$2,514,441	$2,168,764

The accompanying notes are an integral part of these condensed consolidated financial statements.

FRONTIER OIL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	For the six months ended
	June 30,
	2011	2010
Cash flows from operating activities:
Net income	$306,958	$25,850
Adjustments to reconcile net income to net cash from operating activities:
Depreciation, amortization and accretion	54,265	52,548
Deferred income tax provision	27,731	13,145
Stock-based compensation expense	7,600	8,613
Excess income tax benefits of stock-based compensation	(3,406)	(101)
Amortization of debt issuance costs	718	744
Senior Notes discount amortization	154	141
Decrease in allowance for investment loss and bad debts	(251)	(52)
Loss (gain) on sales of assets	45	(1)
Increase (decrease) in other long-term liabilities	777	(6,187)
Turnaround and catalyst costs paid	(18,399)	(5,729)
Other	(545)	678
Changes in working capital from operations	17,808	(19,767)

Net cash provided by operating activities	393,455	69,882

Cash flows from investing activities:
Additions to property, plant and equipment	(42,477)	(40,744)
Proceeds from sales of assets and other	214	1

Net cash used in investing activities	(42,263)	(40,743)

Cash flows from financing activities:
Purchase of treasury stock	(7,326)	(3,582)
Dividends paid	(42,462)	(6,493)
Proceeds from issuance of common stock	9,497	—
Excess income tax benefits of stock-based compensation	3,406	101
Debt issuance costs and other	(322)	(205)

Net cash used in financing activities	(37,207)	(10,179)

Increase in cash and cash equivalents	313,985	18,960
Cash and cash equivalents, beginning of period	558,641	425,280

Cash and cash equivalents, end of period	$872,626	$444,240

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for interest, excluding capitalized interest	$13,865	$13,298
Cash paid during the period for income taxes	148,099	51
Cash refunds of income taxes	16,426	43,932
Noncash investing activities — accrued capital expenditures, end of period	1,992	9,348
The accompanying notes are an integral part of these condensed consolidated financial statements.

FRONTIER OIL CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
1. Financial Statement Presentation
     The interim condensed consolidated financial statements include the accounts of Frontier Oil Corporation (“FOC”), a Wyoming corporation, and its wholly-owned subsidiaries, collectively referred to as “Frontier” or “the Company.” The Company is an energy company engaged in crude oil refining and wholesale marketing of refined petroleum products (the “refining operations”). Except as otherwise noted herein, these financial statements were prepared as of June 30, 2011 as though the Company was an independent entity without regard to the July 1, 2011 merger with Holly Corporation (see Note 2 “Holly Corporation Merger”).
     The Company operates refineries (“the Refineries”) in Cheyenne, Wyoming and El Dorado, Kansas. The Company owns Ethanol Management Company (“EMC”), a products terminal and blending facility located near Denver, Colorado. The Company also owns a refined products pipeline which runs from Cheyenne, Wyoming to Sidney, Nebraska and the associated refined products terminal and truck rack at Sidney, Nebraska. The Company utilizes the equity method of accounting for investments in entities in which it has the ability to exercise significant influence. Entities in which the Company has the ability to exercise control are consolidated. All of the operations of the Company are in the United States, with its marketing efforts focused in the Rocky Mountain and Plains States regions of the United States. The Rocky Mountain region includes the states of Colorado, Wyoming, western Nebraska, Montana and Utah, and the Plains States include the states of Kansas, Oklahoma, eastern Nebraska, Iowa, Missouri, North Dakota and South Dakota. The Company purchases crude oil to be refined and markets the refined petroleum products produced, including various grades of gasoline, diesel fuel, jet fuel, asphalt, chemicals and petroleum coke. The operations of refining and marketing of petroleum products are considered part of one reporting segment.
     These financial statements have been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and include all adjustments (comprised of only normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) have been condensed or omitted pursuant to such rules and regulations. The Company believes that the disclosures contained herein are adequate to make the information presented not misleading. The condensed consolidated financial statements included herein should be read in conjunction with the financial statements and the notes thereto included in the Company’s annual report on Form 10-K for the year ended December 31, 2010. These interim financial statements are not indicative of annual results.
     The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Subsequent Events
     The Company has evaluated subsequent events through the date the financial statements were issued.
Earnings per share
     The Company computes basic earnings or loss per share (“EPS”) by dividing net income or loss by the weighted average number of common shares outstanding during the period. No adjustments to income are used in the calculation of basic EPS. Diluted EPS includes the effects of potentially dilutive shares, principally common stock options and unvested restricted stock and performance stock units outstanding during the period. The basic and diluted average shares outstanding were as follows:

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Basic	104,812,901	104,065,946	105,043,369	104,196,131
Diluted	105,980,579	105,315,679	106,292,427	105,578,151
     For the six and three months ended June 30, 2010, 434,793 outstanding stock options that could potentially dilute EPS in future years were not included in the computation of diluted EPS as they were anti-dilutive. As of June 30, 2011, all stock options had either been exercised or expired.
     The Company’s Board of Directors declared a special cash dividend of $0.28 per share of common stock in February 2011 that was paid in March 2011 and quarterly cash dividends of $0.06 per share of common stock in February 2011 and June 2011, which were paid in March 2011 and June 2011, respectively. As of June 30, 2011, the Company had $397.4 million and $409.2 million available to pay dividends under the restricted payments basket of its 6.875% Senior Notes and 8.5% Senior Notes, respectively (collectively, the “Senior Notes”) covenants.

Foreign currency transactions
     The Company at times has receivables and payables denominated in Canadian dollars from certain crude oil purchases and related taxes on such purchases. These amounts are accounted for in accordance with GAAP on the Condensed Consolidated Balance Sheet by translating the balances at the applicable exchange rates until they are settled. The corresponding gain or loss is recognized in the Condensed Consolidated Statements of Income and Comprehensive Income. For the six and three months ended June 30, 2011, the Company recognized a loss of $1.1 million and $432,000, respectively, due to the translation of its foreign denominated assets and liabilities. For the six and three months ended June 30, 2010, the Company recognized gains of $137,000 and $176,000, respectively.
Reclassifications
     Certain prior year amounts have been reclassified to conform to the current period financial statement presentation. The Company has reclassified turnaround and catalyst amortization on the Condensed Consolidated Statements of Income from “Refinery operating expenses, excluding depreciation” to “Depreciation, amortization and accretion” to be more consistent with industry peers. The reclassifications have no effect on previously reported operating income loss or net income. In addition, the Company has reflected the turnaround and catalyst costs paid as a separate line on the Condensed Consolidated Statements of Cash Flows. The reclassifications have no effect on previously reported cash provided by operating activities.
Related Party Transactions
     During the first quarter of 2010, the Company made a relocation-related loan to an officer of one of its subsidiaries in the amount of $120,000 with a term of one year. The Company accounted for this balance in “Other Receivables” on the Condensed Consolidated Balance Sheets as of December 31, 2010. During the second quarter of 2011, the officer repaid the loan.
New accounting pronouncements
     In January 2010, the FASB issued ASU 2010-06, which amended ASC 820, “Fair Value Measurements and Disclosures.” New disclosures included in this ASU require the Company to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and the related reasoning for the transfer. Also included in the new disclosure requirements is the separate presentation of purchases, sales, issuances and settlements on a gross basis in the reconciliation for significant unobservable inputs, or Level 3 inputs. Further, this ASU clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value for either Level 2 or Level 3 measurements. Finally, this ASU amends guidance on employers’ disclosures about postretirement benefit plan assets under ASC 715 to change terminology from major categories of assets to classes of assets and how to determine appropriate classes to present fair value disclosures. The new disclosures and clarifications of existing disclosures were effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the rollforward of activity in Level 3 fair value measurements. These Level 3 specific disclosures are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. The adoption of the disclosures required for the Company during the first quarter of 2010 did not have a material impact on the Company’s financial statement disclosures. The additional disclosures required for 2011 related to Level 3 fair value measurements did not have a material impact on the Company’s financial statement disclosures.
2. Holly Corporation Merger
     On February 21, 2011, the Company entered into a definitive merger agreement with a wholly-owned subsidiary of Holly Corporation (“Holly”) and Holly under which the Company and the Holly subsidiary would combine in an all-stock merger of equals transaction. The merger was completed on July 1, 2011. Under the terms of the merger agreement, the Company’s shareholders received 0.4811 Holly shares for each share of the Company’s common stock. Upon closing of the transaction, former Holly shareholders owned approximately 51 percent and the Company’s former shareholders owned approximately 49 percent of the combined company. As part of the merger, on July 1, 2011, both Holly and Frontier cancelled their revolving credit facilities and a single credit facility was entered into by HollyFrontier Corporation. Subsequent to the merger, on July 1, 2011, Frontier merged with and into HollyFrontier Corporation.
3. Inventories
     Inventories of crude oil, unfinished products and all finished products are recorded at the lower of cost on a LIFO basis or market, which is determined using current estimated selling prices. Crude oil includes both domestic and foreign crude oil volumes at its cost and associated freight and other costs. Unfinished products (work in process) include any crude oil that has entered into the refining process, and other feedstocks that are not finished as far as refining operations are concerned. These include unfinished gasoline and diesel, blendstocks and other feedstocks. Finished product inventory includes saleable gasoline, diesel, jet fuel, chemicals, asphalt and other finished products. Unfinished and finished products inventory values have components of raw material, the associated raw material freight and other costs, and direct refinery operating expense allocated when refining begins relative to their proportionate market values. During the six months ended June 30, 2011, the Company reduced certain inventory quantities resulting in a liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years compared to the cost of 2011 purchases. The effect of these reductions resulted in a decrease of “Raw material, freight and other costs” of $23.3 million and an increase in “Net income” of $14.4 million after tax or $0.14 per diluted share in 2011. Refined product exchange transactions are considered asset exchanges with deliveries offset against receipts. The net exchange balance is included in inventory. Inventories of process chemicals and repairs and maintenance supplies and other are recorded at the lower of average cost or market. Crude oil inventories, unfinished product inventories and finished product inventories are used to secure financing for operations under the Company’s revolving credit facility. The components of inventory as of June 30, 2011 and December 31, 2010 were as follows:

	June 30	December 31,
	2011	2010
	(in thousands)
Crude oil	$221,944	$319,452
Unfinished products	227,879	193,389
Finished products	152,150	86,160
LIFO reserve — adjustment to inventories	(367,802)	(344,149)

	234,171	254,852
Process chemicals	827	770
Repairs and maintenance supplies and other	25,232	25,225

	$260,230	$280,847

4. Other Current Assets

	June 30	December 31,
	2011	2010
	(in thousands)
Margin deposits	$—	$3,569
Derivative assets	1,868	1,195
Prepaid insurance	3,069	6,599
Deferred compensation	4,998	—
Purchased RINs	1,845	351
Other	1,258	1,267

	$13,038	$12,981

5. Property, Plant and Equipment

	June 30	December 31,
	2011	2010
	(in thousands)
Refineries, pipelines and terminal equipment	$1,488,660	$1,454,861
Buildings	43,448	43,271
Land and land improvements	15,798	15,592
Furniture, fixtures and other equipment	17,151	17,184

Property, plant and equipment, at cost	1,565,057	1,530,908
Accumulated depreciation	(555,850)	(516,040)

Property, plant and equipment, net	$1,009,207	$1,014,868

6. Accrued Liabilities and Other

	June 30,	December 31,
	2011	2010
	(in thousands)
Accrued compensation	$17,806	$21,427
Accrued property taxes	6,478	5,805
Accrued interest	6,313	6,188
Accrued environmental costs	2,758	2,245
Deferred compensation	4,998	—
Accrued dividends	852	334
Derivative liabilities	—	2,389
Other	2,939	3,977

	$42,144	$42,365

7. Income Taxes
     The Company recognizes liabilities, interest and penalties for potential tax issues based on its estimate of whether, and the extent to which, additional taxes may be due as determined under ASC 740 “Income Taxes.” Although amounts the Company has paid for unresolved IRS audit issues for 2006 and 2005 totaling $18.1 million are no longer reflected as a liability on the Condensed Consolidated Balance Sheets, as of June 30, 2011 or December 31, 2010, the amounts are still included in the following table of unrecognized tax benefits. A reconciliation of the beginning and ending amount of unrecognized tax benefits, excluding accrued interest and the federal income tax benefit of state contingencies is as follows:

	Six Months Ended		Three months Ended
	June 30,		June 30,
	2011	2010	2011	2010
		(in thousands)
Balance beginning of period	$22,577	$23,854	$22,577	$23,788
Additions based on tax positions related to the current year	—	—	—	—
Additions for tax positions of prior years	—	81	—	81
Reductions for tax positions of prior years	—	—	—	—
Settlements	—	—	—	—
Reductions due to lapse of applicable statutes of limitations	—	(66)	—	—

Balance end of period	$22,577	$23,869	$22,577	$23,869

     The total contingent income tax liabilities and accrued interest of $3.4 million and $3.8 million at June 30, 2011 and December 31, 2010, respectively, are reflected in the Condensed Consolidated Balance Sheets under “Contingent income tax liabilities.” As of June 30, 2011 and December 31, 2010, accrued interest was $972,000 and $922,000, respectively. The Company recognized net interest expense on contingent income tax liabilities of $50,000 and $761,000 during the six months ended June 30, 2011 and 2010, respectively.
8. Treasury Stock
     The Company accounts for its treasury stock under the cost method on a first-in, first-out basis. A rollforward of treasury stock for the six months ended June 30, 2011 is as follows:

	Number of
	shares	Amount
	(in thousands except share amounts)
Balance as of December 31, 2010	26,097,398	$396,406
Shares received to fund withholding taxes	276,990	8,305
Shares issued for restricted stock unit vestings	(119,596)	(219)
Shares issued for stock option exercises	(356,497)	(544)
Shares issued for restricted stock grants	(300,000)	(548)
Shares issued for conversion of stock unit awards	(377,294)	(691)

Balance as of June 30, 2011	25,221,001	$402,709

9. Stock-based Compensation
     Stock-based compensation costs and income tax benefits recognized in the Condensed Consolidated Statements of Income and Comprehensive Income for the six and three months ended June 30, 2011 and 2010 were as follows:

	Six Months Ended		Three Months
	June 30,		Ended June 30,
	2011	2010	2011	2010
		(in thousands)
Restricted shares and units	$5,871	$6,294	$3,203	$3,383
Contingently issuable stock unit awards	1,729	2,319	1,173	1,510

Total stock-based compensation expense	$7,600	$8,613	$4,376	$4,893

Income tax benefit recognized in the income statement	$2,888	$3,273	$1,663	$1,859

     Omnibus Incentive Compensation Plan. As of June 30, 2011, 6,332,393 shares were available to be awarded under the Company’s Omnibus Incentive Compensation Plan (the “Plan”) assuming maximum payout is achieved on the contingently issuable awards made in 2009, 2010 and 2011 (see “Contingently Issuable Awards” below). For purposes of determining compensation expense, forfeitures are estimated at the time Awards are granted based on historical average forfeiture rates and the group of individuals receiving those Awards. The Plan provides that the source of shares for Awards may be either newly issued shares or treasury shares. For the six and three months ended June 30, 2011, treasury shares were re-issued for stock options exercised and restricted stock awards. As of June 30, 2011, there was $25.8 million of total unrecognized compensation cost related to the Plan, including costs for restricted stock and performance-based awards, which is expected to be recognized over a weighted-average period of 2.05 years. However, the vesting of a majority of the restricted stock and performance-based awards was accelerated to July 1, 2011 when the HollyFrontier merger closed.
     Stock Options. Stock option changes during the six months ended June 30, 2011 are presented below:

		Weighted-	Aggregate
	Number of	Average Exercise	Intrinsic Value
	awards	Price	of Options
(in thousands)
Outstanding at beginning of period	434,793	$29.3850
Granted	—	—
Exercised	(356,497)	29.3850
Expired or forfeited	(78,296)	29.3850

Outstanding at end of period	—	$—	$—

Vested	—	$—	$—

Exercisable at end of period	—	$—	$—

     The Company received $9.5 million of cash and $978,000 of mature stock for stock options exercised during the six months ended June 30, 2011. The total intrinsic value of stock options exercised during the six months ended June 30, 2011 was $455,000. The Company realized $173,000 of income tax benefit, and reduced the Company’s additional paid-in capital (“APIC”) pool by $3.0 million, for the six months ended June 30, 2011 related to exercises of stock options. There were no stock option exercises during the six months ended June 30, 2010. All outstanding stock options expired on April 26, 2011.

     Restricted Shares and Restricted Stock Units. The following table summarizes the changes in the Company’s restricted shares and restricted stock units during the six months ended June 30, 2011:

		Weighted-
		Average Grant-
		Date Market
	Shares/Units	Value
Nonvested at beginning of period	1,247,995	$14.5218
Conversion of stock unit awards	377,294	12.7000
Granted	342,360	25.9380
Vested	(635,117)	15.9816
Forfeited	—	—

Nonvested at end of period	1,332,532	16.2433

     The total grant date fair value of restricted shares and restricted stock units which vested during the six months ended June 30, 2011 and 2010 was $10.2 million and $12.0 million, respectively. The total fair value at vesting of restricted shares and restricted stock during the six months ended June 30, 2011 and 2010 was $19.1 million and $8.4 million, respectively. The Company realized $7.3 million of income tax benefit for the vestings during the six months ended June 30, 2011, and increased the Company’s APIC pool by $8.9 million. The Company realized $3.2 million of income tax benefits related to the vestings during the six months ended June 30, 2010, of which $3.6 million decreased its APIC pool.
     In March 2011, following certification by the Compensation Committee of the Company’s Board of Directors that the specified performance criteria of the Company’s return of capital employed versus that of a defined peer group had been achieved for the year ended December 31, 2010, the Company issued 377,294 shares of restricted stock in connection with the February 2010 grant of contingently issuable stock unit awards. The following tables summarize the vesting schedules of the 377,294 stock unit awards converted to restricted stock and the 342,360 shares of restricted stock shares and units granted during the six months ended June 30, 2011.

		Vesting Dates and Share Amounts
	Converted stock
Conversion Date	unit awards	June 30, 2011	June 30, 2012	June 30, 2013
March 11, 2011	377,294	125,769	125,756	125,769

		Vesting Dates and Share Amounts
	Shares/Units
	Granted (Net	December 30,	March 13,	March 13,	March 13,
Grant Date	of Forfeits)	2011	2012	2013	2014
January 25, 2011	42,360	42,360
March 24, 2011	295,000		73,751	73,749	147,500
June 30, 2011	5,000		1,250	1,250	2,500

Total	342,360	42,360	75,001	74,999	150,000

     As of July 1, 2011 all outstanding restricted stock awards and restricted stock units totaling 829,210 shares , excluding the March 24, 2011 and June 30, 2011 restricted stock award grants and the Chief Executive Officer and Chief Financial Officer restricted shares, vested and were converted to HollyFrontier common stock at 0.4811 per share. In addition, approximately 86,750 shares of the Company’s 2011 restricted stock awards, granted on March 24, 2011 (which converted to 41,728 HollyFrontier restricted shares) will have accelerated vestings for certain individuals by December 31, 2011 upon their termination of employment.
     Contingently Issuable Awards. During the six months ended June 30, 2011, the Company granted 295,000 stock unit awards contingent upon certain share price performance versus the Company’s peers being met over a three-year period ending on December 31, 2013. Depending on achievement of the market-based performance goal, awards earned could be between 0% and 125% of the base number of market-based stock units. If any of the market-based performance goals are achieved and certified by the Compensation Committee, these stock unit awards (or a portion thereof) will be converted into stock. The stock unit awards were valued at approximately eighty-eight percent of market value on the date of grant and are being amortized to compensation expense on a straight-line basis over the nominal vesting period, adjusted for retirement-eligible employees, as required under GAAP. Currently 101,125 of these stock unit awards are estimated to be cancelled and converted into the right to receive 0.4811 fully vested shares of HollyFrontier common stock by December 31, 2011 related to the expected termination of certain employees.

     In February 2011, following certification by the Compensation Committee of the Company’s Board of Directors that the specified share price performance criteria in connection with the 2008 grant of contingently issuable stock unit awards to be met over a three-year period ended December 31, 2010 had been achieved, the Company issued 119,596 shares of stock to certain employees of the Company. The total grant date fair value of these performance awards was $3.8 million and the total fair value of these shares at issuance was $3.2 million. The Company recognized $1.2 million of income tax benefit related to these vestings, and a reduction of the Company’s APIC pool by $578,000.
     As of June 30, 2011, the Company also had outstanding (net of forfeitures) 230,287 and 301,830 contingently issuable stock unit awards issued in 2009 and 2010, respectively, to be earned should certain share price criteria be met over a three-year period ending December 31, 2011 and 2012, respectively. Depending on achievement of the performance goal, awards earned could be between 0% and 125% of the base number of performance stock units. If the market performance goal is achieved and certified by the Compensation Committee, the stock unit awards (or a portion thereof) would have been converted into stock. These contingently issuable stock unit awards were cancelled in full on July 1, 2011 and a number of shares equal to 125% of the number of contingently issuable stock units (665,173) were converted into 0.4811 fully vested shares of HollyFrontier common stock.
     When common stock dividends are declared by the Company’s Board of Directors, dividend equivalents (on the stock unit awards) and dividends (once the stock unit awards are converted to restricted stock) are accrued on the contingently issuable stock units and restricted stock but are not paid until the restricted stock vests (except for restricted stock awards granted in 2011 which will receive dividends as they are payable).
10. Employee Benefit Plans
Defined Benefit Plans
     The Company provides post-retirement healthcare and other benefits to certain employees of the El Dorado Refinery. Eligible employees are employees hired by the El Dorado Refinery before certain defined dates and who satisfy certain age and service requirements. Employees hired on or before November 16, 1999 qualify for retirement healthcare insurance until eligible for Medicare. Employees hired on or before January 1, 1995 are also eligible for Medicare supplemental insurance. These plans were unfunded as of June 30, 2011 and December 31, 2010. The post-retirement healthcare plan requires retirees to pay between 20% and 40% of total healthcare costs based on age and length of service. The plan’s prescription drug benefits are at least equivalent to Medicare Part D benefits.
     The following tables set forth the net periodic benefit costs recognized for these benefit plans in the Company’s Condensed Consolidated Statements of Income and Comprehensive Income:

			Three Months Ended
	Six Months Ended June 30,		June 30,
Post-retirement Healthcare and Other Benefits	2011	2010	2011	2010
		(in thousands)
Components of net periodic benefit cost and other amounts recognized in other comprehensive income (loss):

Components of net periodic benefit cost:
Service cost	$366	$380	$183	$190
Interest cost	1,209	1,035	605	518
Amortization of prior service cost	(938)	(938)	(469)	(469)
Amortized net actuarial loss	956	523	478	261

Net periodic benefit cost	1,593	1,000	797	500

Changes in assets and benefit obligations recognized in other comprehensive income (loss):
Net loss	—	14	—	7
Amortization of prior service cost	938	938	469	469
Amortization of loss	(956)	(523)	(478)	(261)

Total recognized in other comprehensive income	(18)	429	(9)	215

Total recognized in net periodic benefit cost and other comprehensive income loss	$1,575	$1,429	$788	$715

11. Fair Value Measurement
     The three-level valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:
Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value measurement.
     A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.
     The following tables present information about the Company’s assets and liabilities measured at fair value on a recurring basis as of June 30, 2011 and December 31, 2010, and indicates the fair value hierarchy of the valuation techniques utilized by the Company to determine such fair value (in thousands):

	Derivative asset (liability) as of June 30, 2011
Description	Level 1	Level 2	Level 3	Total
Commodity contracts	$1,868	$—	$—	$1,868

	Derivative asset (liability) as of December 31, 2010
Description	Level 1	Level 2	Level 3	Total
Commodity contracts	$(1,263)	$(1,126)	$—	$(2,389)
Foreign exchange contracts	—	266	—	266
Interest rate contracts	—	929	—	929
     As of June 30, 2011 and December 31, 2010, the commodity contracts measured under Level 1 are NYMEX crude oil contracts and thus are valued using quoted market prices at the end of each period. The foreign exchange contracts at December 31, 2010 were valued using month-end exchange rates and the variation from each contracts’ strike price. Due to the variety of sources available to price month-end exchange rates, these contracts were deemed to have Level 2 inputs. The commodity contracts measured under Level 2 at December 31, 2010 were valued using pricing models based on NYMEX crude oil contracts. The interest rate swap contracts measured under Level 2 at December 31, 2010 were valued using a mark-to-market valuation that took into consideration anticipated cash flows from the transactions using market prices and other economic data, and assumptions were used to value the swaps. Given the degree of varying assumptions used to value the swaps, their valuation was deemed as having Level 2 inputs.
     The fair value of the Company’s Senior Notes was estimated based on quotations obtained from broker-dealers who make markets in these and similar securities. At June 30, 2011 and December 31, 2010, the carrying amounts of the Company’s 6.875% Senior Notes were $150.0 million, and the estimated fair values were $157.1 million and $152.6 million, respectively. At June 30, 2011 and December 31, 2010, the carrying amounts of the Company’s 8.5% Senior Notes were $197.9 million and $197.8 million ($200.0 million less the unamortized discount of $2.1 million and $2.2 million, respectively), and the estimated fair values were $213.5 million and $212.8 million, respectively. For cash and cash equivalents, the carrying amounts at June 30, 2011 and December 31, 2010 of $872.6 million and $558.6 million, respectively, are reasonable estimates of fair value.
12. Price and Interest Risk Management Activities
     The Company, at times, enters into derivative contracts to manage its price exposure to its inventory positions, purchases of foreign crude oil and consumption of natural gas in the refining process or to fix margins on certain future production or to hedge interest rate risk. The commodity derivative contracts used by the Company may take the form of futures contracts, forward contracts, collars or price or interest rate swaps. The Company, also at times, enters into foreign exchange contracts to manage its exposure to foreign currency fluctuations on its purchases of foreign crude oil. The Company believes that there is minimal credit risk with respect to its counterparties. The Company’s commodity derivative contracts and foreign exchange contracts, while economic hedges, are not designated as cash flow or fair value hedges and thus are accounted for under mark-to-market accounting and gains and losses recorded directly to earnings. The Company has derivative contracts which it holds directly and also derivative contracts, in connection with its crude oil purchase and sale contract, previously held on Frontier’s behalf by BNP Paribas Energy Trading GP and BNP Paribas Energy Trading Canada Corp. (collectively, “BNP”). For additional fair value disclosures relating to the Company’s derivative contracts, see Note 11, “Fair Value Measurement.” As of June 30, 2011, the Company had the following outstanding commodity derivative contracts:

Commodity	Number of barrels
(in thousands)
Crude oil contracts to hedge excess intermediate, finished product and crude oil inventory	930
     As of June 30, 2011, the Company had terminated the two $75.0 million interest rate swaps totaling $150.0 million of notional amount, that effectively converted a portion of interest expense from fixed to variable rate debt. The Company received total proceeds from the termination of $676,000. Under these swap contracts, interest on each of the $75.0 million notional amount was computed using 30-day LIBOR plus a spread of 5.34% and 5.335%, which equaled an effective interest rate of 5.59% and 5.58%, respectively, as of the transaction date. Interest was paid semiannually on the swap contracts, April 1 and October 1, until maturity. The interest income received by the Company on these swap contracts reduced “Interest expense and other financing costs” on the Condensed Consolidated Statements of Income and Comprehensive Income by $725,000 and $365,000 for the six and three months ended June 30, 2011, respectively, and $717,000 and $345,000 for the six and three months ended June 30, 2010, respectively. The Company had no receivable as of June 30, 2011 and a receivable of $363,000 as of December 31, 2010, which is included in “Other Receivables” on the Condensed Consolidated Balance sheets.
     The following table presents the location of the Company’s outstanding derivative contracts on the Condensed Consolidated Balance Sheet and the related fair values at the balance sheet dates.

	Asset Derivatives in		Liability Derivatives in
	Other Current Assets		Accrued Liabilities and Other
	June 30,	December 31,	June 30,	December 31,
	2011	2010	2011	2010
	Fair Value	Fair Value	Fair Value	Fair Value
		(in thousands)
Derivatives not designated as hedging instruments
Commodity contracts	$1,868	$—	$—	$2,389
Foreign exchange contracts	—	266	—	—
Interest rate swap contracts	—	929	—	—

Total derivatives	$1,868	$1,195	$—	$2,389

     The following table presents the location of the gains and losses reported in the Condensed Consolidated Statements of Income and Comprehensive Income for the current and previous periods presented.

		Amount of Derivatives Gain or (Loss) Recognized
	Location in	Six Months Ended		Three Months Ended
Derivatives not designated	Statements	June 30,		June 30,
as hedging instruments	of Income	2011	2010	2011	2010
		(in thousands)
Commodity contracts	Other Revenues	$1,258	$25,305	$8,152	$28,145
Foreign exchange contracts	Other Revenues	931	(92)	443	(92)
Other contracts	Other Revenues	—	(34)	—	—
Interest rate swap contracts	Interest expense and other financing costs	(618)	1,033	(321)	182
13. Environmental
     The Company’s operations and many of its manufactured products are specifically subject to certain requirements of the Clean Air Act (“CAA”) and related state and local regulations. The 1990 amendments to the CAA contain provisions that will require capital expenditures for the production of cleaner transportation fuels and the installation of certain air pollution control devices at the Refineries during the next several years as discussed below.
     The Environmental Protection Agency (“EPA”) has promulgated regulations requiring the phase-in of gasoline sulfur standards, which began January 1, 2004 and continued through 2008, with special provisions for small business refiners such as Frontier. As allowed by subsequent regulation, Frontier elected to extend its small refinery interim gasoline sulfur standard at each of the Refineries until January 1, 2011 by complying with the highway ultra low sulfur diesel standard by June 2006. The Company has reevaluated its initial strategy of capital investment at its Cheyenne Refinery to meet the new gasoline sulfur standard and is now planning to comply with these requirements starting January 1, 2011 for approximately five years through the redemption of gasoline sulfur credits. For long-term compliance, the Company expects to utilize internally generated credits and purchased credits and spend approximately $40.0 million ($18.6 million incurred as of June 30, 2011) for the FCCU gasoline hydrotreater project comprised of new process unit capacity and intermediate inventory handling equipment. In addition, new federal benzene regulations and anticipated state requirements for reduction in gasoline Reid

Vapor Pressure (“RVP”) suggest that additional capital expenditures may be required for environmental compliance projects. The merger with a subsidiary of Holly on July 1, 2011 resulted in Frontier’s loss of small refiner status and requires expedited compliance with the federal benzene regulations by January 1, 2014. The Company is presently evaluating projects and the total potential cost in connection with an overall compliance strategy for the Cheyenne Refinery. Total capital expenditures for the El Dorado Refinery to comply with the final gasoline sulfur standard were $95.0 million, including capitalized interest, and were completed in the fourth quarter of 2010. The $95.0 million of expenditures primarily related to the El Dorado Refinery’s gasoil hydrotreater revamp project. The gasoil hydrotreater revamp project addressed most of the El Dorado Refinery’s modifications needed to achieve gasoline sulfur compliance.
     The Company is a holder of gasoline sulfur credits retained from prior generation years at both the Cheyenne and the El Dorado Refineries. There were $2.5 million of sulfur credit sales during the six and three months ended June 30, 2011 recorded in “Other revenue” on the Condensed Consolidated Statements of Income and Comprehensive Income and none in 2010.
     In March 2009, settlement agreements associated with the EPA’s National Petroleum Refining Enforcement Initiative were finalized and are now in effect. The Company currently estimates that, in addition to the flare gas recovery systems previously installed at each facility, capital expenditures totaling approximately $37.0 million ($717,000 incurred as of June 30, 2011) at the Cheyenne Refinery and $6.0 million ($1.5 million incurred as of June 30, 2011) at the El Dorado Refinery will need to be incurred prior to 2017. The Company may also choose to incur additional costs at the Cheyenne Refinery and at the El Dorado Refinery to comply with certain requirements of the agreement if such projects are determined to be the most cost effective compliance strategy. Notwithstanding these settlements, many of these same expenditures are required for the Company to comply with preexisting regulatory requirements or to implement its planned facility expansions. Consequently, the costs associated with these other projects are not included in the totals above. In addition, the settlement agreement provides for stipulated penalties for violations, which are periodically reported by the Company. Stipulated penalties under the decree are not automatic but must be requested by one of the agency signatories. As stipulated penalties are requested, the Company will separately report that matter and the amount of the proposed penalty, if material.
     The EPA has promulgated regulations to enact the provisions of the Energy Policy Act of 2005 regarding mandated blending of renewable fuels in gasoline. The Energy Independence and Security Act of 2007 significantly increased the amount of renewable fuels that had been required by the 2005 legislation. The Company, as a small refiner, was exempt until January 1, 2011 from these requirements at which time it began incurring additional costs in order to meet the new requirements. The Company has renewable fuels blending facilities and purchases ethanol with Renewable Identification Numbers (RINs) credits attached. Ethanol RINs were created to assist in tracking compliance with these EPA regulations for the blending of renewable fuels. At June 30, 2011, the Company had an asset balance of $1.8 million comprised of RINs purchased that exceeded the Company’s liability at June 30, 2011. There were no RIN sales during the six and three months ended June 30, 2011 and $128,000 during the six and three months ended June 30, 2010 recorded in “Other revenue” on the Condensed Consolidated Statements of Income and Comprehensive Income. While not yet proposed or promulgated, other pending regulation regarding the mandated use of alternative or renewable fuels and/or the reduction of greenhouse gas emissions from either transportation fuels or manufacturing processes is under consideration by the EPA. In addition, the EPA has recently determined that greenhouse gases, including carbon dioxide, present a danger to human health and the environment, which may result in future regulation of such gases. If greenhouse gas control regulations are promulgated, these requirements could materially impact the operations and financial position of the Company (see “Other Future Environmental Considerations” below).
     On February 26, 2007, the EPA promulgated regulations limiting the amount of benzene in gasoline. These regulations take effect for large refiners on January 1, 2011 and for small refiners, such as Frontier, on January 1, 2015. However, the merger with a subsidiary of Holly resulted in Frontier’s loss of small refiner status and requires expedited compliance with the federal benzene regulations by January 1, 2014. While not yet estimable, the Company anticipates that potentially material capital expenditures may be necessary to achieve compliance with the new regulation at its Cheyenne Refinery. Gasoline manufactured at the El Dorado Refinery typically contains benzene concentrations near the new standard. The Company therefore believes that necessary benzene compliance expenditures at the El Dorado Refinery will be substantially less than those at the Cheyenne Refinery.
     The Company owns terminals and pipelines in which various groundwater remediation and monitoring activities are underway and, as of June 30, 2011 and December 31, 2010, the Company had total accruals of $1.2 million and $558,000, respectively. As is the case with companies engaged in similar industries, the Company faces potential exposure from future claims and lawsuits involving environmental matters, including soil and water contamination, air pollution, personal injury and property damage allegedly caused by substances that the Company may have manufactured, handled, used, released or disposed.
     Cheyenne Refinery. The Company is party to an agreement with the State of Wyoming requiring investigation and interim remediation actions at the Cheyenne Refinery’s property that may have been impacted by past operational activities. As a result of past and ongoing investigative efforts, capital expenditures and remediation of conditions found to exist have already taken place, including the completion of surface impoundment closures, waste stabilization activities and other site remediation projects. As of June 30, 2011 and December 31, 2010, the Company had a $4.8 million accrual, included on the Condensed Consolidated Balance Sheets, related to the remediation program. The accrual at June 30, 2011 reflects the estimated present value of a $705,000 cost in 2011 and $690,000 in annual costs for 2012 through 2020, assuming a 3% inflation rate, ten more years of the ongoing groundwater remediation program, and discounted at a rate of 7.9%. The Company estimates a total cost of $7.8 million ($7.2 million incurred as of June 30, 2011) for the cleanup and on-going monitoring activities of a waste water treatment pond located on land adjacent to the Cheyenne Refinery which the Company had historically leased from the landowner. Cleanup of the waste water pond pursuant to the aforementioned agreement with the State of Wyoming was completed in 2010 with various on-going monitoring for approximately two years. Depending upon information collected during the on-going monitoring, or by a subsequent administrative order or permit, additional remedial action and costs could be required.
     In October 2009, Frontier Refining Inc. (which owns the Cheyenne Refinery) was served with a Complaint from Region 8 of the EPA alleging unlawful storage of untreated or partially treated refinery wastewater in an on-site surface impoundment. To resolve this issue, the Company has entered into a negotiated settlement agreement with the EPA. Based on this agreement, the total settlement expense was $2.8 million. This comprised of a $900,000 penalty (paid in June 2010) and $1.0 million for the first phase of the pond cleaning expenses related to injunctive relief with the remaining costs being for legal expenses. Initially, the Company expected that capital costs for injunctive relief related to the removal and repair of the liner would have been incurred after June 1, 2011. However, after further analysis and review, the Company has decided to close the on-site surface impoundment by fourth quarter 2011 for an estimated cost of $1.0 million, which was accrued at June 30, 2011 and December 31, 2010. An alternative capital project related to storm water overflow, estimated at $2.8 million, is currently planned.
     The Company completed in 2007 the negotiation of a settlement of a Notice of Violation (“NOV”) from the Wyoming Department of Environmental Quality (“WDEQ”) alleging non-compliance with certain refinery waste management requirements. The Company has estimated that the minimum capital cost for required corrective measures will be approximately $4.4 million and is estimated to be completed in late 2011. In addition, the Company incurred a total of $2.3 million for additional work related to the corrective measures, which was substantially completed in 2010.
     The Company has received a draft wastewater discharge permit from the WDEQ designed to renew the existing permit. This draft includes new discharge limits for selenium and chloride in addition to a requirement for more rigorous toxicity testing of the wastewater discharge. The Company is currently evaluating options to achieve compliance with the proposed limits. Costs for compliance with the new limits, which are currently proposed to become effective on January 1, 2013, are currently not estimable.
     El Dorado Refinery. The El Dorado Refinery is subject to a 1988 consent order with the Kansas Department of Health and Environment (“KDHE”). Subject to the terms of the purchase and sale agreement for the El Dorado Refinery entered into between the Company and Shell Oil Products US (“Shell”), Shell is responsible for the costs of continued compliance with this order. This order, including various subsequent modifications, requires the El Dorado Refinery to continue the implementation of a groundwater management program with oversight provided by the KDHE Bureau of Environmental Remediation. More specifically, the El Dorado Refinery must continue to operate the hydrocarbon recovery well systems and containment barriers at the site and conduct sampling from monitoring wells and surface water stations. Quarterly and annual reports must also be submitted to the KDHE. The order requires that remediation activities continue until KDHE-established groundwater criteria or other criteria agreed to by the KDHE and the Refinery are met.
     In addition to the State order described above, on March 9, 2011, EPA Region 7 issued a draft Administrative Order on Consent jointly to the Company and to Shell that will eventually require investigation and potential corrective measures at the facility related to possible past releases of hazardous materials or historical waste management activities. The Company and Shell have initiated preliminary discussions with the EPA to clarify requirements, responsibilities and coordination with the pre-existing State order.
     Other Future Environmental Considerations. Recent scientific studies have suggested that emissions of certain gases commonly referred to as “greenhouse gases” or “GHG” and including carbon dioxide and methane, may be contributing to warming of the earth’s atmosphere. On April 2, 2007, in Massachusetts, et al. v. EPA, the U.S. Supreme Court held that carbon dioxide may be regulated as an “air pollutant” under the federal Clean Air Act and that the EPA must consider whether it is required to regulate greenhouse gas emissions from mobile sources such as cars and trucks. On April 17, 2009, the EPA proposed that certain greenhouse gases, including carbon dioxide, present a danger to public health or welfare. The proposed “endangerment finding” was promulgated on December 7, 2009, opening the door to direct regulation of such greenhouse gases under the provisions and programs of the existing Clean Air Act. Thus, the EPA can impose restrictions on the emission of greenhouse gases even if the U.S. Congress does not adopt new legislation specifically addressing emissions of greenhouse gases. In October 2009, the EPA published a final rule requiring large emitters of greenhouse gases and certain industrial sectors to monitor and report their greenhouse gas emissions to the EPA beginning in 2011 for emissions in 2010. On November 30, 2010, the EPA published a final rule expanding its existing GHG emission reporting rule to include onshore oil and natural gas production facilities beginning for 2012 for emissions occurring after January 1, 2011. In May 2010, the EPA issued a final rule that determines which stationary sources of greenhouse gas emissions need to obtain a construction or operating permit and install the best available control technology for greenhouse gas emissions. The regulation did not identify such technologies. In response to the endangerment finding, the EPA adopted regulations that require a reduction in emissions of GHGs from motor vehicles and also could trigger permit review for GHG emission from certain stationary sources. The EPA has determined that the motor vehicle GHG emission standards triggered Clean Air Act construction and operating permit requirements for stationary sources beginning on January 2, 2011 when the motor vehicle standards took effect. In addition, the EPA has stated its intent to propose regulations in 2011 that would require utilities and refineries to limit incremental greenhouse gas emissions resulting from future facility expansions. The Agency further stated their intent to promulgate such regulations in 2012. Although it is not possible at this time to predict how legislation or new regulations that may be adopted to address greenhouse gas emissions would impact the Company’s business, any such future laws and regulations will most likely result in increased compliance costs or additional operating restrictions, and could have a material adverse effect on the Company’s business, financial condition and results of operations, including demand for the refined petroleum products that it produces.

14. Litigation
     The Company is involved in various lawsuits and regulatory actions which are incidental to its business. Before the closing of the merger between Holly and Frontier on July 1, 2011, twelve substantially similar shareholder lawsuits styled as class actions were filed in Texas and Wyoming by alleged Frontier shareholders challenging the proposed merger with Holly and naming as defendants Frontier, its board of directors and, in certain instances, Holly and a subsidiary of Holly, as aiders and abettors. On June 20, 2011, a memorandum of understanding was entered into regarding the settlement of the actions filed in Harris County, Texas. Upon entering a settlement order by the court, the lawsuits filed in that court will be dismissed with prejudice, releasing all defendants from any and all claims relating to, among other things, the merger and any disclosures made in connection therewith. In exchange for that release, Frontier provided additional disclosures requested by the plaintiffs in the action and has agreed to pay the plaintiffs’ attorney’s fees awarded by the court in an amount not to exceed $612,500. The defendants have denied and continue to deny any wrongdoing or liability with respect to all claims, events and transactions complained of in any of the lawsuits. Frontier believes that neither the claims that have been made nor the pending lawsuits will result in any material liability or have any material adverse effect upon Frontier.
15. Consolidating Financial Statements
     Frontier Holdings Inc. and its subsidiaries (“FHI”) are full and unconditional guarantors of the Company’s 6.875% Senior Notes and 8.5% Senior Notes. Presented on the following pages are the Company’s condensed consolidating balance sheets, statements of operations, and statements of cash flows as required by Rule 3-10 of Regulation S-X of the Securities Exchange Act of 1934, as amended. As specified in Rule 3-10, the condensed consolidating balance sheets, statements of operations, and statements of cash flows presented on the following pages meet the requirements for financial statements of the issuer and each guarantor of the notes because the guarantors are all direct or indirect 100%-owned subsidiaries of Frontier Oil Corporation, and all of the guarantees are full and unconditional on a joint and several basis. The Company files a consolidated U.S. federal income tax return and consolidated state income tax returns in the majority of states in which it does business. Accordingly, the equity in earnings of subsidiaries recorded for Frontier Oil Corporation is equal to the subsidiaries’ net income adjusted for consolidating pre-tax adjustments and for the portion of the subsidiaries’ income tax provision which is eliminated in consolidation.

FRONTIER OIL CORPORATION
Condensed Consolidating Statement of Income
For the Six Months Ended June 30, 2011
(Unaudited, in thousands)

		FHI (Guarantor	Other Non- Guarantor
	FOC (Parent)	Subsidiaries)	Subsidiaries	Eliminations	Consolidated
Revenues:
Refined products	$—	$3,975,515	$—	$—	$3,975,515
Other	(51)	3,654	63	—	3,666

Total revenues	(51)	3,979,169	63	—	3,979,181

Costs and expenses:
Raw material, freight and other costs	—	3,242,306	—	—	3,242,306
Refinery operating expenses, excluding depreciation	—	152,566	—	—	152,566
Selling and general expenses, excluding depreciation	8,276	16,075	—	—	24,351
Holly Corporation merger costs	7,966	—	—	—	7,966
Depreciation, amortization and accretion	27	53,688	—	550	54,265
Loss on sales of assets	28	17	—	—	45

Total costs and expenses	16,297	3,464,652	—	550	3,481,499

Operating (loss) income	(16,348)	514,517	63	(550)	497,682

Interest expense and other financing costs	14,088	3,875	—	(549)	17,414
Interest and investment income	(304)	(144)	—	—	(448)
Equity in earnings of subsidiaries	(510,243)	—	—	510,243	—

Income before income taxes	480,111	510,786	63	(510,244)	480,716
Provision for income taxes	173,153	184,361	26	(183,782)	173,758

Net income	$306,958	$326,425	$37	$(326,462)	$306,958

FRONTIER OIL CORPORATION
Condensed Consolidating Statement of Income
For the Six Months Ended June 30, 2010
(Unaudited, in thousands)

		FHI (Guarantor	Other Non- Guarantor
	FOC (Parent)	Subsidiaries)	Subsidiaries	Eliminations	Consolidated
Revenues:
Refined products	$—	$2,795,549	$—	$—	$2,795,549
Other	(11)	25,443	43	—	25,475

Total revenues	(11)	2,820,992	43	—	2,821,024

Costs and expenses:
Raw material, freight and other costs	—	2,561,055	—	—	2,561,055
Refinery operating expenses, excluding depreciation	—	127,323	—	—	127,323
Selling and general expenses, excluding depreciation	8,787	13,409	—	—	22,196
Depreciation, amortization and accretion	35	52,050	—	462	52,547
Gain on sales of assets	(1)	—	—	—	(1)

Total costs and expenses	8,821	2,753,837	—	462	2,763,120

Operating (loss) income	(8,832)	67,155	43	(462)	57,904

Interest expense and other financing costs	12,976	3,235	—	(930)	15,281
Interest and investment income	(937)	(158)	—	—	(1,095)
Equity in earnings of subsidiaries	(64,678)	—	—	64,678	—

Income before income taxes	43,807	64,078	43	(64,210)	43,718
Provision for income taxes	17,957	25,207	41	(25,337)	17,868

Net income	$25,850	$38,871	$2	$(38,873)	$25,850

FRONTIER OIL CORPORATION
Condensed Consolidating Statement of Income
For the Three Months Ended June 30, 2011
(Unaudited, in thousands)

			Other Non-
	FOC	FHI (Guarantor	Guarantor
	(Parent)	Subsidiaries)	Subsidiaries	Eliminations	Consolidated
Revenues:
Refined products	$—	$2,059,845	$—	$—	$2,059,845
Other	(45)	10,695	32	—	10,682

Total revenues	(45)	2,070,540	32	—	2,070,527

Costs and expenses:
Raw material, freight and other costs	—	1,680,903	—	—	1,680,903
Refinery operating expenses, excluding depreciation	—	76,759	—	—	76,759
Selling and general expenses, excluding depreciation	4,367	9,381	—	—	13,748
Holly Corporation merger costs	2,818	—	—	—	2,818
Depreciation, amortization and accretion	13	27,011	—	273	27,297
Gain on sales of assets	30	36	—	—	66

Total costs and expenses	7,228	1,794,090	—	273	1,801,591

Operating (loss) income	(7,273)	276,450	32	(273)	268,936

Interest expense and other financing costs	7,004	2,114	—	(338)	8,780
Interest and investment income	(47)	(54)	—	—	(101)
Equity in earnings of subsidiaries	(273,922)	—	—	273,922	—

Income before income taxes	259,692	274,390	32	(273,857)	260,257
Provision for income taxes	92,600	98,209	14	(97,658)	93,165

Net income	$167,092	$176,181	$18	$(176,199)	$167,092

FRONTIER OIL CORPORATION
Condensed Consolidating Statement of Income
For the Three Months Ended June 30, 2010
(Unaudited, in thousands)

		FHI	Other Non-
	FOC	(Guarantor	Guarantor
	(Parent)	Subsidiaries)	Subsidiaries	Eliminations	Consolidated
Revenues:
Refined products	$—	$1,520,510	$—	$—	$1,520,510
Other	—	28,356	14	—	28,370

Total revenues	—	1,548,866	14	—	1,548,880

Costs and expenses:
Raw material, freight and other costs	—	1,337,291	—	—	1,337,291
Refinery operating expenses, excluding depreciation	—	58,440	—	—	58,440
Selling and general expenses, excluding depreciation	4,265	6,955	—	—	11,220
Depreciation, amortization and accretion	15	25,693	—	230	25,938
Gain on sales of assets	—	—	—	—	—

Total costs and expenses	4,280	1,428,379	—	230	1,432,889

Operating (loss) income	(4,280)	120,487	14	(230)	115,991

Interest expense and other financing costs	6,803	1,648	—	(405)	8,046
Interest and investment income	(550)	(18)	—	—	(568)
Equity in earnings of subsidiaries	(119,042)	—	—	119,042	—

Income before income taxes	108,509	118,857	14	(118,867)	108,513
Provision for income taxes	42,395	46,225	30	(46,251)	42,399

Net (loss) income	$66,114	$72,632	$(16)	$(72,616)	$66,114

FRONTIER OIL CORPORATION
Condensed Consolidating Balance Sheet
As of June 30, 2011
(Unaudited, in thousands)

		FHI	Other Non-
	FOC	(Guarantor	Guarantor
	(Parent)	Subsidiaries)	Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$182	$872,444	$—	$—	$872,626
Trade and other receivables, net	38,021	238,045	4	—	276,070
Inventory of crude oil, products and other	—	260,230	—	—	260,230
Deferred income tax assets — current	19,143	16,381	—	(16,381)	19,143
Other current assets	5,407	7,631	—	—	13,038

Total current assets	62,753	1,394,731	4	(16,381)	1,441,107

Property, plant and equipment, net	169	985,604	—	23,434	1,009,207
Deferred turnaround and catalyst costs, net	—	56,760	—	—	56,760
Deferred financing costs, net	4,758	794	—	—	5,552
Intangible assets, net	—	1,033	—	—	1,033
Deferred income tax assets — noncurrent	—	—	11	(11)	—
Other assets	3	779	—	—	782
Receivable from affiliated companies	167,820	—	654	(168,474)	—
Investment in subsidiaries	1,631,506	—	—	(1,631,506)	—

Total assets	$1,867,009	$2,439,701	$669	$(1,792,938)	$2,514,441

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$732	$559,917	$15	$—	$560,664
Income taxes payable	1,266	104	—	—	1,370
Accrued liabilities and other	13,195	28,949	1	(1)	42,144

Total current liabilities	15,193	588,970	16	(1)	604,178

Long-term debt	347,927	—	—	—	347,927
Contingent income tax liabilities	2,326	1,094	—	—	3,420
Long-term capital lease obligations	—	2,695	—	—	2,695
Other long-term liabilities	—	54,658	—	—	54,658
Deferred income tax liabilities	239,279	228,415	—	(228,415)	239,279
Payable to affiliated companies	—	317,731	344	(318,075)	—

Shareholders’ equity	1,262,284	1,246,138	309	(1,246,447)	1,262,284

Total liabilities and shareholders’ equity	$1,867,009	$2,439,701	$669	$(1,792,938)	$2,514,441

FRONTIER OIL CORPORATION
Condensed Consolidating Balance Sheet
As of December 31, 2010
(Unaudited, in thousands)

	FOC	FHI (Guarantor	Other Non- Guarantor
	(Parent)	Subsidiaries)	Subsidiaries	Eliminations	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$278,163	$280,478	$—	$—	$558,641
Trade and other receivables, net	49,398	146,674	—	—	196,072
Inventory of crude oil, products and other	—	280,847	—	—	280,847
Deferred income tax assets — current	30,516	26,647	—	(26,647)	30,516
Other current assets	1,403	11,571	7	—	12,981

Total current assets	359,480	746,217	7	(26,647)	1,079,057

Property, plant and equipment, net	328	991,104	—	23,436	1,014,868
Deferred turnaround and catalyst costs, net	—	51,347	—	—	51,347
Deferred financing costs, net	5,124	1,147	—	—	6,271
Intangible assets, net	—	1,094	—	—	1,094
Deferred income tax assets — noncurrent	11,768	6,642	10	(6,652)	11,768
Other assets	4,180	179	—	—	4,359
Receivable from affiliated companies(1)	—	15,892	591	(16,483)	—
Investment in subsidiaries	1,208,245	—	—	(1,208,245)	—

Total assets	$1,589,125	$1,813,622	$608	$(1,234,591)	$2,168,764

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$147	$493,050	$15	$—	$493,212
Accrued liabilities and other	9,823	32,588	3	(2)	42,412

Total current liabilities	9,970	525,638	18	(2)	535,624

Long-term debt	347,773	—	—	—	347,773
Contingent income tax liabilities	2,758	1,072	—	—	3,830
Long-term capital lease obligations	—	2,938	—	—	2,938
Other long-term liabilities	4,093	53,286	—	—	57,379
Deferred income tax liabilities	234,673	223,978	22	(224,000)	234,673
Payable to affiliated companies	3,311	—	296	(3,607)	—

Shareholders’ equity	986,547	1,006,710	272	(1,006,982)	986,547

Total liabilities and shareholders’ equity	$1,589,125	$1,813,622	$608	$(1,234,591)	$2,168,764

(1)	FHI receivable from affiliated companies balance includes $13,173 for income taxes receivable from parent under a tax sharing agreement.

FRONTIER OIL CORPORATION
Condensed Consolidating Statement of Cash Flows
For the Six Months Ended June 30, 2011
(Unaudited, in thousands)

		FHI	Other Non-
	FOC	(Guarantor	Guarantor
	(Parent)	Subsidiaries)	Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$306,958	$326,425	$37	$(326,462)	$306,958
Adjustments to reconcile net income to net cash from operating activities:
Equity in earnings of subsidiaries	(510,243)	—	—	510,243	—
Depreciation, amortization and accretion	27	53,688	—	550	54,265
Deferred income tax provision	27,731	—	—	—	27,731
Stock-based compensation expense	7,600	—	—	—	7,600
Excess income tax benefits of stock-based compensation	(3,406)	—	—	—	(3,406)
Intercompany income taxes	—	183,760	23	(183,783)	—
Intercompany dividends	87,000	—	—	(87,000)	—
Other intercompany transactions	(171,131)	171,194	(63)	—	—
Amortization of debt issuance costs	365	353	—	—	718
Senior notes discount amortization	154	—	—	—	154
Decrease in allowance for investment loss and bad debts	(21)	(230)	—	—	(251)
Loss on sales of assets	28	17	—	—	45
(Decrease) increase in other long-term liabilities	(432)	1,209	—	—	777
Turnaround and catalyst costs paid	—	(18,399)	—	—	(18,399)
Other	55	(600)	—	—	(545)
Changes in working capital from operations	14,184	3,797	3	(176)	17,808

Net cash (used in) provided by operating activities	(241,131)	721,214	—	(86,628)	393,455

Cash flows from investing activities:
Additions to property, plant and equipment	(5)	(42,100)	—	(372)	(42,477)
Proceeds from sales of assets and other	139	75	—	—	214

Net cash used in (provided by) investing activities	134	(42,025)	—	(372)	(42,263)

Cash flows from financing activities:
Purchase of treasury stock	(7,326)	—	—	—	(7,326)
Dividends paid	(42,462)	—	—	—	(42,462)
Proceeds from issuance of common stock	9,497	—	—	—	9,497
Excess income tax benefits of stock-based compensation	3,406	—	—	—	3,406
Intercompany dividends	—	(87,000)		87,000	—
Debt issuance costs and other	(99)	(223)	—	—	(322)

Net cash used in financing activities	(36,984)	(87,223)	—	87,000	(37,207)

Increase (decrease) in cash and cash equivalents	(277,981)	591,966	—	—	313,985
Cash and cash equivalents, beginning of period	278,163	280,478	—	—	558,641

Cash and cash equivalents, end of period	$182	$872,444	$—	$—	$872,626

FRONTIER OIL CORPORATION
Condensed Consolidating Statement of Cash Flows
For the Six Months Ended June 30, 2010
(Unaudited, in thousands)

		FHI	Other Non-
	FOC	(Guarantor	Guarantor
	(Parent)	Subsidiaries)	Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net income	$25,850	$38,871	$2	$(38,873)	$25,850
Adjustments to reconcile net income to net cash from operating activities:
Equity in earnings of subsidiaries	(64,678)	—	—	64,678	—
Depreciation, amortization and accretion	35	52,051	—	462	52,548
Deferred income tax provision	13,145	—	—	—	13,145
Stock-based compensation expense	8,613	—	—	—	8,613
Excess income tax benefits of stock-based compensation	(101)	—	—	—	(101)
Intercompany income taxes	—	25,301	36	(25,337)	—
Intercompany dividends	6,200	—	—	(6,200)	—
Other intercompany transactions	4,350	(4,312)	(38)	—	—
Amortization of debt issuance costs	391	353	—	—	744
Senior notes discount amortization	141	—	—	—	141
Decrease in allowance for investment loss and bad debts	(4)	(48)	—	—	(52)
Net gains on sales of assets	(1)	—	—	—	(1)
Increase (decrease) in other long-term liabilities	105	(6,292)	—	—	(6,187)
Turnaround and catalyst costs paid	—	(5,729)	—	—	(5,729)
Other	625	53	—	—	678
Changes in working capital from operations	42,165	(62,125)	—	193	(19,767)

Net cash provided by operating activities	36,836	38,123	—	(5,077)	69,882

Cash flows from investing activities:
Additions to property, plant and equipment	9	(39,630)	—	(1,123)	(40,744)
Proceeds from sales of assets	1	—	—	—	1

Net cash provided by (used in) investing activities	10	(39,630)	—	(1,123)	(40,743)

Cash flows from financing activities:
Purchase of treasury stock	(3,582)	—	—	—	(3,582)
Dividends paid	(6,493)	—	—	—	(6,493)
Excess income tax benefits of stock-based compensation	101	—	—	—	101
Debt issuance costs and other	—	(205)	—	—	(205)
Intercompany dividends	—	(6,200)	—	6,200	—

Net cash used in financing activities	(9,974)	(6,405)	—	6,200	(10,179)

Increase (decrease) in cash and cash equivalents	26,872	(7,912)	—	—	18,960
Cash and cash equivalents, beginning of period	211,775	213,505	—	—	425,280

Cash and cash equivalents, end of period	$238,647	$205,593	$—	$—	$444,240

For Informational Purposes:
Operating Data
     The following tables set forth the refining operating statistical information on a consolidated basis and for each Refinery for the six and three months ended June 30, 2011 and 2010. The statistical information includes the following terms:
•	Charges — the quantity of crude oil and other feedstock processed through refinery process units on a bpd basis.
•	Manufactured product yields — the volumes of specific materials that are obtained through the distilling of crude oil and the operations of other refinery process units on a bpd basis.
•	NYMEX WTI — the benchmark West Texas Intermediate crude oil priced on the New York Mercantile Exchange.
•	Average laid-in crude oil differential — the weighted average differential between the NYMEX WTI crude oil price and the composite cost of all crude oil purchased and delivered to our Refineries.
•	WTI/WTS crude oil differential — the average differential between the NYMEX WTI crude oil price and the West Texas sour crude oil priced at Midland, Texas.
•	Cheyenne Refinery light/heavy crude oil differential — the average differential between the NYMEX WTI crude oil price and the cost of heavy crude oil delivered to the Cheyenne Refinery.
•	El Dorado Refinery light/heavy crude oil differential — the average differential between the NYMEX WTI crude oil price and the cost of heavy crude oil delivered to the El Dorado Refinery.
•	Gasoline and diesel crack spreads — the average non-oxygenated gasoline and diesel net sales prices that we receive for each product less the average NYMEX WTI crude oil price.
Consolidated:

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Charges (bpd)
Light crude	83,412	63,826	87,548	63,519
Heavy and intermediate crude	88,922	105,285	81,362	115,084
Other feed and blendstocks	16,995	12,603	17,509	12,414

Total	189,329	181,714	186,419	191,017

Manufactured product yields (bpd)
Gasoline	90,367	87,590	84,259	92,167
Diesel and jet fuel	69,579	70,177	67,372	74,215
Asphalt	3,172	3,483	2,462	3,187
Other	22,754	16,747	28,441	17,241

Total	185,872	177,997	182,534	186,810

Total product sales (bpd)
Gasoline	104,011	95,460	102,224	101,310
Diesel and jet fuel	67,000	69,861	63,526	73,761
Asphalt	3,251	3,152	2,606	3,463
Other	18,048	15,366	17,899	16,586

Total	192,310	183,839	186,255	195,120

Refinery operating margin information (per sales barrel)
Refined products revenue	$114.21	$84.01	$121.53	$85.63
Raw material, freight and other costs	93.15	76.97	99.17	75.32
Refinery operating expenses, excluding depreciation (1)	4.38	3.83	4.53	3.29
Depreciation, amortization and accretion (1)	1.55	1.57	1.60	1.46

Average NYMEX WTI (per barrel)	$98.35	$78.35	$102.60	$78.16
Average laid-in crude oil differential (per barrel)	6.04	2.81	4.78	3.66
Average light/heavy differential (per barrel)	16.23	7.11	13.84	9.33
Average gasoline crack spread (per barrel)	20.64	8.20	25.81	10.02
Average diesel crack spread (per barrel)	27.38	10.61	29.23	13.81

Average sales price (per sales barrel)
Gasoline	$119.44	$87.72	$128.62	$89.17
Diesel and jet fuel	126.71	89.99	132.90	92.40
Asphalt	71.02	72.32	80.85	72.96
Other	45.44	36.25	46.62	36.63

(1)	Prior period amounts are adjusted to reflect current year presentation of turnaround and catalyst amortization as depreciation, amortization and accretion instead of refinery operating expenses.

Cheyenne Refinery:

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Charges (bpd)
Light crude	17,373	29,550	18,716	32,334
Heavy and intermediate crude	25,135	13,198	23,635	13,907
Other feed and blendstocks	1,261	2,201	595	2,200

Total	43,769	44,949	42,946	48,441

Manufactured product yields (bpd)
Gasoline	17,703	21,526	16,405	22,879
Diesel	14,754	15,671	15,528	16,553
Asphalt	3,172	3,483	2,462	3,187
Other	6,696	2,782	6,672	4,052

Total	42,325	43,462	41,067	46,671

Total product sales (bpd)
Gasoline	23,693	27,870	21,498	29,339
Diesel	14,804	15,669	15,366	16,457
Asphalt	3,251	3,152	2,606	3,463
Other	3,998	2,257	4,047	2,351

Total	45,746	48,948	43,517	51,610

Refinery operating margin information (per sales barrel)
Refined products revenue	$110.06	$85.45	$118.08	$87.24
Raw material, freight and other costs	93.30	78.19	102.66	75.86
Refinery operating expenses, excluding depreciation (1)	6.21	4.68	6.42	3.77
Depreciation, amortization and accretion (1)	2.30	2.13	2.49	1.91

Average laid-in crude oil differential (per barrel)	$12.21	$4.17	$10.19	$5.45
Average light/heavy crude oil differential (per barrel)	18.23	8.76	15.02	11.06
Average gasoline crack spread (per barrel)	20.34	8.47	26.25	10.88
Average diesel crack spread (per barrel)	29.21	12.96	31.06	16.16

Average sales price (per sales barrel)
Gasoline	$117.26	$87.60	$127.49	$89.15
Diesel	128.91	92.08	133.80	94.72
Asphalt	71.02	72.32	80.85	72.96
Other	29.34	31.23	32.46	32.11

(1)	Prior period amounts are adjusted to reflect current year presentation of turnaround and catalyst amortization as depreciation, amortization and accretion instead of refinery operating expenses.

El Dorado Refinery:

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Charges (bpd)
Light crude	66,040	34,275	68,833	31,185
Heavy and intermediate crude	63,787	92,087	57,728	101,177
Other feed and blendstocks	15,734	10,402	16,914	10,213

Total	145,561	136,764	143,475	142,575

Manufactured product yields (bpd)
Gasoline	72,665	66,064	67,853	69,288
Diesel and jet fuel	54,825	54,506	51,844	57,662
Other	16,058	13,965	21,769	13,189

Total	143,548	134,535	141,466	140,139

Total product sales (bpd)
Gasoline	80,318	67,589	80,726	71,971
Diesel and jet fuel	52,195	54,192	48,160	57,304
Other	14,050	13,109	13,852	14,235

Total	146,563	134,890	142,738	143,510

Refinery operating margin information (per sales barrel)
Refined products revenue	$115.51	$83.49	$122.58	$85.06
Raw material, freight and other costs	93.10	76.52	98.11	75.12
Refinery operating expenses, excluding depreciation (1)	3.81	3.52	3.95	3.12
Depreciation, amortization and accretion (1)	1.32	1.37	1.34	1.29

Average laid-in crude oil differential (per barrel)	$3.94	$2.34	$2.74	$3.04
Average WTI/WTS crude oil differential (per barrel)	3.49	1.94	3.40	2.11
Average light/heavy crude oil differential (per barrel)	14.75	6.16	12.92	8.37
Average gasoline crack spread (per barrel)	20.73	8.09	25.69	9.67
Average diesel crack spread (per barrel)	26.86	9.93	28.65	13.13

Average sales price (per sales barrel)
Gasoline	$120.09	$87.77	$128.92	$89.17
Diesel and jet fuel	126.09	89.39	132.61	91.73
Other	50.02	37.11	50.76	37.38

(1)	Prior period amounts are adjusted to reflect current year presentation of turnaround and catalyst amortization as depreciation, amortization and accretion instead of refinery operating expenses.